SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)
                                (Amendment No. 4)
           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)





                                  CARMAX, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.50 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    143130102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           [X]   Rule 13d-1(b)
           [ ]   Rule 13d-1(c)
           [ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                    1 of 10

---------------------                                   ------------------------
                     |                                 |
CUSIP No. 143130102  |                13G/A            |
                     |                                 |
---------------------                                   ------------------------

--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Maverick Capital, Ltd. - 75-2482446
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------

      3        SEC USE ONLY

--------------------------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas

--------------------------------------------------------------------------------

    NUMBER OF                   5   SOLE VOTING POWER
    SHARES
  BENEFICIALLY                       0
   OWNED BY                     ------------------------------------------------
     EACHR
   EPORTING                     6   SHARED VOTING POWER
  PERSON WITH
                                    0
                                ------------------------------------------------
                                7   SOLE DISPOSITIVE POWER

                                    0
                                ------------------------------------------------

                                8   SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0
--------------------------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*
                                                                    |_|
--------------------------------------------------------------------------------

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0%
--------------------------------------------------------------------------------

     12        TYPE OF REPORTING PERSON*

               IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                    2 of 10

---------------------                                   ------------------------
                     |                                 |
CUSIP No. 143130102  |                13G/A            |
                     |                                 |
---------------------                                   ------------------------

--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Maverick Capital Management, LLC - 75-2686461
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  |_|
                                                                   (b)  |_|
--------------------------------------------------------------------------------

      3        SEC USE ONLY

--------------------------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               Texas

--------------------------------------------------------------------------------

    NUMBER OF                   5   SOLE VOTING POWER
    SHARES
  BENEFICIALLY                       0
   OWNED BY                     ------------------------------------------------
     EACHR
   EPORTING                     6   SHARED VOTING POWER
  PERSON WITH
                                    0
                                ------------------------------------------------
                                7   SOLE DISPOSITIVE POWER

                                    0
                                ------------------------------------------------

                                8   SHARED DISPOSITIVE POWER

                                    0
--------------------------------------------------------------------------------

      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0
--------------------------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*
                                                                    |_|
--------------------------------------------------------------------------------

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0%
--------------------------------------------------------------------------------

     12        TYPE OF REPORTING PERSON*

               HC
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT



                                    3 of 10

---------------------                                   ------------------------
                     |                                 |
CUSIP No. 143130102  |                13G/A            |
                     |                                 |
---------------------                                   ------------------------

--------------------------------------------------------------------------------

      1        NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

               Lee S. Ainslie III
--------------------------------------------------------------------------------

      2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)  |_|
                                                                  (b)  |_|
--------------------------------------------------------------------------------

      3        SEC USE ONLY

--------------------------------------------------------------------------------

      4        CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------

        NUMBER OF               5        SOLE VOTING POWER
         SHARES
      BENEFICIALLY
        OWNED BY                         0
          EACH                  ------------------------------------------------
       REPORTING
      PERSON WITH               6        SHARED VOTING POWER


                                         0
--------------------------------------------------------------------------------

                                7        SOLE DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------

                                8        SHARED DISPOSITIVE POWER

                                         0
--------------------------------------------------------------------------------
      9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               0

--------------------------------------------------------------------------------

     10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES*
                                                                             |_|

--------------------------------------------------------------------------------

     11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0%

--------------------------------------------------------------------------------

     12        TYPE OF REPORTING PERSON*

               HC
--------------------------------------------------------------------------------

         *SEE INSTRUCTIONS BEFORE FILLING OUT


                                    4 of 10

Item 1(a)   Name of Issuer.

            Carmax, Inc.

Item 1(b)   Address of Issuer's Principal Executive Offices.

            12800 Tuckahoe Creek Parkway
            Richmond, Virginia 23238

Item 2(a)   Name of Person Filing.

            This Amendment to Schedule 13G (the "Schedule 13G") is being filed on behalf of each of the following persons (each, a "Reporting Person"):

            (i)      Maverick Capital, Ltd.;
            (ii)     Maverick Capital Management, LLC; and
            (iii)    Lee S. Ainslie III ("Mr. Ainslie").

            The Schedule 13G relates to Shares (as defined herein) held for the accounts of Maverick Capital, Ltd.'s clients.


Item 2(b)   Address of Principal Business Office, or, if none, Residence.

            The address of the principal business office of (i) Maverick Capital, Ltd. and Maverick Capital Management, LLC is 300 Crescent Court, 18th Floor, Dallas, Texas 75201, and (ii) Mr. Ainslie is 767 Fifth Avenue, 11th Floor, New York, New York 10153.

Item 2(c)   Citizenship or Place of Organization.

            (i)    Maverick Capital, Ltd. is a Texas limited partnership;
            (ii) Maverick Capital Management, LLC is a Texas limited liability company; and
            (iii)  Mr. Ainslie is a citizen of the United States.

Item 2(d)   Title of Class of Securities.

            Common Stock, $0.50 par value (the "Shares").

Item 2(e)   CUSIP Number.

            143130102

                                    5 of 10

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e)  [X]  An      investment      advisor      in      accordance      with
               ss.240.13d-1(b)(1)(ii)(E).

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

     (g) [X] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4         Ownership.

               Ownership as of December 31, 2006 is incorporated by reference to items (5) - (9) and (11) of the cover page of the Reporting Person.

Item 5         Ownership of Five Percent or Less of a Class.

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6         Ownership of More Than Five Percent on Behalf of Another Person.

               Not applicable.

Item 7         Identification   and   Classification  of  the  Subsidiary  which
               Acquired the Security Being Reported On by the Parent Holding Company.

               Not applicable.

Item 8         Identification and Classification of Members of the Group.

               Not applicable.


                                   6 of 10

Item 9      Notice of Dissolution of Group.

            Not applicable.

Item 10     Certification.

            By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge, and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2007          MAVERICK CAPITAL, LTD.

                                  By:  Maverick Capital Management, LLC,
                                       Its General Partner

                                       By:  Lee S. Ainslie III, Manager

                                            By: /s/John T. McCafferty
                                                --------------------------------
                                                John T. McCafferty
                                                Under Power of Attorney dated
                                                February 13, 2003

Date:  February 14, 2007          MAVERICK CAPITAL MANAGEMENT, LLC

                                  By:   Lee S. Ainslie III, Manager

                                        By: /s/John T. McCafferty
                                            ------------------------------------
                                            John T. McCafferty
                                            Under Power of Attorney dated
                                            February 13, 2003


                                    7 of 10

Date:  February 14, 2007                 LEE S. AINSLIE III


                                         By: /s/John T. McCafferty
                                             -----------------------------------
                                             John T. McCafferty
                                             Under Power of Attorney dated
                                             February 13, 2003


                                    8 of 10

                                  EXHIBIT INDEX

A. Joint Filing Agreement, dated February 13, 2003, by and among Maverick Capital, Ltd., Maverick Capital Management, LLC, and Lee S. Ainslie III.

                                                                       Exhibit A

                             Joint Filing Agreement

       The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock, $0.50 par value of Carmax, Inc., dated as of February 13, 2003, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date:    February 13, 2003


                            MAVERICK CAPITAL, LTD.

                            By:   Maverick Capital Management, LLC
                                  Its General Partner

                                  By:  Lee S. Ainslie III, Manager


                                       By:   /s/John T. McCafferty
                                             -----------------------------------
                                             John T. McCafferty
                                             Under Power of Attorney dated
                                             February 13, 2003


                                      MAVERICK CAPITAL MANAGEMENT, LLC

                                      By:   Lee S. Ainslie III, Manager

                                            By:  /s/John T. McCafferty
                                                 -------------------------------
                                                 John T. McCafferty
                                                 Under Power of Attorney dated
                                                 February 13, 2003


                                      LEE S. AINSLIE III

                                      By:   /s/John T. McCafferty
                                            ------------------------------------
                                            John T. McCafferty
                                            Under Power of Attorney dated
                                            February 13, 2003